Exhibit 99.1

New Media Announces Solid Fourth Quarter & Full Year 2018 Results,

Dividend of $0.38 per Common Share

NEW YORK, N.Y. February 27, 2019 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) today reported its financial results for the fourth quarter and full year ended December 30, 2018.

Fourth Quarter 2018 Financial Summary

•	New Media declared a cash dividend of $0.38 per common share for the fourth quarter of 2018

•	Operating income of $25.2 million

•	Net income attributable to New Media of $13.3 million

•	Total revenues of $416.0 million, an increase of 5.5% to prior year on a reported basis, and down 6.6% on an organic same store basis excluding, for comparability, the impact of ASC Topic 606

•

Natural disasters affected several properties, which we estimate resulted in approximately $2.3 million of loss to revenue, As Adjusted EBTIDA and Free Cash Flow within the fourth quarter. Adjusting for this impact, organic same store revenue would have been down 6.0%.

•	Digital revenue of $48.4 million, an increase of 16.4% to prior year on a reported basis

•	As Adjusted EBITDA of $56.4 million

•	Free Cash Flow of $42.7 million

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $88.2 million at the close of Q4 2018

Full Year 2018 Financial Summary

•	Operating income of $58.1 million

•	Net income attributable to New Media of $18.2 million

•

Total revenues of $1.53 billion, an increase of 13.7% compared to the prior year on a reported basis and a decrease of 5.3% compared to the prior year on an organic same store basis excluding, for comparability, the impact of ASC Topic 606

•	Digital revenue of $179.2 million, an increase of 25.2% year-over-year on a reported basis

•	As Adjusted EBITDA of $181.8 million

•	Free Cash Flow of $131.9 million

Business Highlights

•	Closed the acquisition of The Oklahoman in Oklahoma City, OK for $12.5 million on October 1, 2018

•	Closed the acquisition of Progressive Business Media for $35.0 million on November 16, 2018

•

UpCurve, our small and medium business (“SMB”) solutions platform, achieved $26.9 million in revenue for the fourth quarter, a 29.6% increase as compared with the same quarter in the prior year. Excluding the $1.6 million impact of ASC Topic 606, UpCurve revenue growth increased 37.5% compared to prior year period.

•	GateHouse Live and Promotions achieved $10.2 million in revenue, a 23.8% increase compared with the prior year period

•	Subsequent to year end, closed the acquisition of the publishing arm of Schurz Communications for $30.0 million on January 31, 2019

Summary of Fourth Quarter and Full Year 2018 Results

($ in million, except per share)
GAAP Reporting	Q4 2018	FY 2018
Revenues	$416.0	$1,526.0
Operating income	$25.2	$58.1
Net income	$13.3	$18.2

Non-GAAP Reporting*	Q4 2018	FY 2018
As Adjusted EBITDA	$56.4	$181.8
Free Cash Flow	$42.7	$131.9

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

“2018 was a year of strong progress for New Media,” said Michael E. Reed, New Media President and Chief Executive Officer. “I am very pleased with the operational execution and the financial results we achieved across many areas of our business. Importantly, our same store revenue trends improved 60bps in 2018 to a decrease of 5.3%, an improvement from the 5.9% decline in 2017. We expect continued improvement in that trend in 2019, as we progress toward our goal of same store revenue growth. Overall, we delivered just over $1.5 billion in revenue for the year, an increase of 13.7% over 2017. We also delivered $181.8 million of EBITDA and $131.9 million of Free Cash Flow, both increasing over 2017. We deployed over $200 million of capital in 2018 acquiring leading media and experiential businesses in important markets which are already integrating well into our portfolio. Our track record illustrates that we are seen as a preferred acquirer of local news franchises, due to our commitment to quality local journalism and the successful execution of our business model. As a result of the continued strength of the Company’s operations and financial results, the Company’s Board of Directors increased the dividend in 2018 for the fifth consecutive year, paying total dividends in 2018 of $1.49 per share.

“We continued to make strong progress with our growth businesses in 2018, which were the primary contributors to our improved same store revenue trend. UpCurve produced $95.8 million in revenue for the year, up 34.4% over 2017, or up 42.9% excluding the impact of ASC Topic 606. Importantly, UpCurve experienced full year positive cash flow for the first time in 2018. Our GateHouse Live events business and our Promotions business also achieved strong results, with revenue of $45.7 million, up 58.0% over 2017. On a combined basis, these two businesses produced total revenue of $141.5 million, an increase of 41.2% over 2017. We expect to see these businesses continue to grow meaningfully in 2019 and beyond.

“We are also making strong progress in our core business of consumer marketing and subscriptions. We implemented a strategic shift this year to focus more on driving volumes, especially digital subscriptions, while relying less on pricing to build our consumer revenue foundation. To accomplish this, we created a centralized consumer agency with dedicated talent who are investing into customer acquisition channels and focused on retention and our customer experience. The fourth quarter organic same store circulation trends were down modestly to previous quarters, reflecting the temporary impact associated with our strategy shift and the hurricanes. However, our overall paid circulation volumes have increased by over 1,000 subscribers per week for the past twenty weeks – results which have not been achieved for the past ten years. Continued execution of this strategy is expected to produce paid subscriber growth in the mid-term, providing a more stable and sustainable circulation revenue base. As consumer marketing and subscriptions are our single largest revenue category, it is vital that we achieve long-term revenue growth driven by customer growth, and we believe we are on that track now.

“The results of the fourth quarter of 2018 reflect the impact of hurricanes in the southeast, the temporary impact to circulation revenue trends driven by our change in strategy, and a very large commercial print job we cycled in the quarter. Excluding these temporary impacts, our performance was actually quite good. We continue to execute well on our organic revenue growth strategy, we continue to reduce and reallocate costs to both improve cash flow and invest in growth, and we continue to find highly accretive acquisitions. I am confident about the future for New Media and our ability to create outsized returns for our shareholders.

“We also are announcing this morning that our Chief Financial Officer, Greg Freiberg, is leaving to pursue other opportunities. Over the past five years, Greg has made many contributions to the Company, including building a strong finance team who will continue in his footsteps. Greg will continue to assist with the transition to his successor, a search for whom is underway. I would like to personally thank Greg for his contributions to our growth and I wish him the very best in his next endeavor.”

Greg Freiberg also commented, “It’s been an honor to work with the experienced and motivated team at New Media. During my tenure with the Company, we successfully executed over $1 billion in acquisitions and repositioned the Company’s portfolio toward higher-growth digital and experiential businesses. New Media has an unparalleled position in small to mid-markets, owning some of the most respected brands in media. With its pivot toward new media and consumer experiences, I am convinced the future is bright for the Company and I look forward to seeing its continued growth.”

Fourth Quarter 2018 Financial Results

New Media recorded total revenues of $416.0 million for the quarter, up 5.5% to the prior year, and down 6.6% on an organic same store basis, excluding the $1.6 million impact of ASC Topic 606. The Company adopted ASC Topic 606 – “Revenue from Contracts with Customers” on January 1, 2018 using a modified retrospective method. The impact is the revenue treatment of certain UpCurve Cloud transactions at “net” vs. previously being at “gross”, with no adjustment to the prior year or 2018 beginning Retained Earnings. This is a 180bps decrease as compared with our third quarter organic same store revenue performance, due to weaker print trends, natural disasters, and investments made in circulation. Natural disasters affected several of our southeast locations, which we estimate resulted in approximately $2.3 million loss in revenue, As Adjusted EBITDA and Free Cash Flow within the fourth quarter, adjusting for the natural disasters, organic same store revenue decreased 6.0% as compared with the prior year period. Traditional Print advertising revenue decreased 15.0% on an organic same store basis to prior year, reflecting a weak holiday season for traditional brick and mortal retailers.

Digital revenue increased 16.4% on a reported basis from the prior year to $48.5 million or 20.4% excluding the $1.6 million impact of ASC Topic 606. UpCurve generated $26.9 million in revenue, an increase of 29.6% to the prior year on a reported basis. Excluding the $1.6 million impact of ASC Topic 606, UpCurve performance increased 37.5% as compared with the prior year period.

Circulation revenue declined 3.3% on an organic same store basis, due in large part to our shift away from pricing increases to stabilizing volume trends. Our digital-only subscription base grew to 145,000, an increase of 35% year-over- year. Commercial Print, Distribution and Events revenue increased 1.7% versus the prior year on an organic same store basis, with GateHouse Live driving this growth.

Operating income was $25.2 million and Net income attributable to New Media was $13.3 million.

As Adjusted EBITDA and Free Cash Flow were $56.4 million and $42.7 million, respectively.

Full Year 2018 Financial Results

New Media recorded revenues of $1,526.0 million in 2018, which represents an increase of 13.7% when compared to the prior year on a reported basis, and a decrease of 5.3% on an organic same store basis.

Total Print Advertising decreased 13.7% from prior year on an organic same store basis to $618.3 million.

UpCurve contributed $95.8 million to Digital revenue, an increase of 34.4% compared to the prior year on a reported basis, and up 42.9% excluding the impact of ASC Topic 606. Total digital revenue was $179.2 million for the year, growing 25.2% over the prior year on a reported basis.

Circulation revenue, our largest individual revenue category, achieved revenue of $575.0 million in 2018, down 2.2% to the prior year on an organic same store basis. Commercial Print, Distribution and Events revenue was $153.6 million, growing 5.7% versus the prior year on an organic same store basis.

Operating income ended the year at $58.1 million and Net income attributable to New Media totaled $18.2 million.

As Adjusted EBITDA and Free Cash Flow were $181.8 million and $131.9 million for the year, respectively.

New Media’s 2018 dividends will not be treated as taxable dividends, as they are a return of capital.

Fourth Quarter 2018 Dividend

New Media’s Board of Directors declared a fourth quarter 2018 cash dividend of $0.38 per share of common stock. The dividend is payable on March 20, 2019 to shareholders of record as of the close of business on March 11, 2019.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com, and the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Wednesday, February 27, 2019 at 9:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Fourth Quarter Earnings Call” or access code “4063209.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Wednesday, March 13, 2019 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “4063209.”

About New Media Investment Group Inc.

New Media supports small to mid-size communities by providing locally-focused print and digital content to its consumers and premier marketing and technology solutions to our small and medium business partners.

The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 146 daily publications. As of December 31, 2018, New Media operates in over 580 markets across 37 states reaching over 22 million people on a weekly basis and serves over 199,000 business customers.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store and Organic Same Store Revenues

Same store results take into account material acquisitions and divestitures of the Company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and are not considered material. Organic same store revenues are same store revenues adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow as measures of our deployed revenue generating assets between periods on a consistent basis. We believe As Adjusted EBITDA and Free Cash Flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses. We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term. We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to execute on our business plan, the availability of future acquisitions and strategic opportunities, finding, pursuing and completing future acquisitions and strategic opportunities and the benefits associated with such opportunities, deliver shareholder value, expected revenue trends, including expectations for revenue growth in our UpCurve and GateHouse Live businesses, and our ability to identify, implement, and realize expense savings. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues exceeding what we have seen in the past 12 months, economic conditions in the markets in which we operate, including natural disasters, tariffs and other factors affecting economic conditions generally, competition from other media companies, the possibility of insufficient interest in our digital and other businesses, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses, including at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$48,651	$43,056
Restricted cash	4,119	3,106
Accounts receivable, net of allowance for doubtful accounts of $8,042 and $5,998 at December 30, 2018 and December 31, 2017, respectively	174,274	151,692
Inventory	25,022	18,654
Prepaid expenses	23,935	23,378
Other current assets	21,608	23,311

Total current assets	297,609	263,197
Property, plant, and equipment, net of accumulated depreciation of $219,256 and $171,395 at December 30, 2018 and December 31, 2017, respectively	339,608	373,123
Goodwill	310,737	236,555
Intangible assets, net of accumulated amortization of $101,543 and $67,588 at December 30, 2018 and December 31, 2017, respectively	486,054	403,493
Other assets	9,856	7,178

Total assets	$1,443,864	$1,283,546

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$12,395	$2,716
Accounts payable	16,612	15,750
Accrued expenses	113,650	97,027
Deferred revenue	105,187	88,164

Total current liabilities	247,844	203,657
Long-term liabilities:
Long-term debt	428,180	357,195
Deferred income taxes	8,282	8,080
Pension and other postretirement benefit obligations	24,326	25,462
Other long-term liabilities	16,462	14,759

Total liabilities	725,094	609,153

Redeemable noncontrolling interest	1,547	—

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 60,508,249 shares issued and 60,306,286 shares outstanding at December 30, 2018; 53,367,853 shares issued and 53,226,881 shares outstanding at December 31, 2017	605	534
Additional paid-in capital	721,605	683,168
Accumulated other comprehensive loss	(6,881)	(5,461)
Retained earnings (accumulated deficit)	3,767	(2,767)
Treasury stock, at cost, 201,963 and 140,972 shares at December 30, 2018 and December 31, 2017, respectively	(1,873)	(1,081)

Total stockholders’ equity	717,223	674,393

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,443,864	$1,283,546

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	Three months ended		Year ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Revenues:
Advertising	$200,998	$201,563	$728,327	$683,990
Circulation	154,503	140,164	574,963	474,324
Commercial printing and other	60,538	52,704	222,734	183,690

Total revenues	416,039	394,431	1,526,024	1,342,004

Operating costs and expenses:
Operating costs	230,299	210,287	865,234	742,822
Selling, general, and administrative	137,756	129,277	505,282	449,108
Depreciation and amortization	20,515	19,773	84,791	74,394
Integration and reorganization costs	1,768	2,086	15,011	8,903
Impairment of long-lived assets	417	657	1,538	7,142
Goodwill and mastheads impairment	—	—	—	27,448
Net loss (gain) on sale or disposal of assets	80	211	(3,971)	(1,649)

Operating income	25,204	32,140	58,139	33,836
Interest expense	9,606	8,193	36,072	30,476
Loss on early extinguishment of debt	2,886	—	2,886	4,767
Other expense (income)	452	(405)	(838)	(973)

Income (loss) before income taxes	12,260	24,352	20,019	(434)
Income tax (benefit) expense	(679)	(2,076)	1,912	481

Net income (loss)	12,939	26,428	18,107	(915)
Net loss attributable to redeemable noncontrolling interest	(321)	—	(89)	—

Net income (loss) attributable to New Media	$13,260	$26,428	$18,196	$(915)

Income (loss) per share:
Basic:
Net income (loss) attributable to New Media	$0.22	$0.50	$0.31	$(0.02)

Diluted:
Net income (loss) attributable to New Media	$0.22	$0.50	$0.31	$(0.02)

Dividends declared per share	$0.38	$0.37	$1.49	$1.42

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Year ended
	December 30, 2018	December 31, 2017
Cash flows from operating activities:
Net income (loss)	$18,107	$(915)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	84,791	74,394
Non-cash compensation expense	3,156	3,135
Non-cash interest expense	1,996	2,339
Deferred income taxes	202	294
Net gain on sale or disposal of assets	(3,971)	(1,649)
Non-cash charge to investments	505	250
Non-cash loss on early extinguishment of debt	2,886	2,344
Impairment of long-lived assets	1,538	7,142
Goodwill and mastheads impairment	—	27,448
Pension and other postretirement benefit obligations	(2,575)	(1,963)
Changes in assets and liabilities:
Accounts receivable, net	15	4,981
Inventory	(4,336)	1,073
Prepaid expenses	3,338	(3,538)
Other assets	4,434	(4,632)
Accounts payable	(2,530)	(3,996)
Accrued expenses	8,019	6,645
Deferred revenue	(7,642)	(4,607)
Other long-term liabilities	1,626	1,761

Net cash provided by operating activities	109,559	110,506

Cash flows from investing activities:
Acquisitions, net of cash acquired	(204,877)	(164,155)
Purchases of property, plant, and equipment	(11,639)	(11,090)
Proceeds from sale of publications, real estate and other assets, and insurance proceeds	15,040	14,972

Net cash used in investing activities	(201,476)	(160,273)

Cash flows from financing activities:
Payment of debt issuance costs	(800)	(3,576)
Borrowings under term loans	79,675	20,000
Borrowings under revolving credit facility	20,000	—
Repayments under term loans	(3,093)	(14,443)
Repayments under revolving credit facility	(20,000)	—
Payment of offering costs	(369)	(431)
Issuance of common stock, net of underwriters’ discount	111,099	—
Purchase of treasury stock	(792)	(664)
Repurchase of common stock	—	(5,001)
Payments of dividends	(87,195)	(75,608)

Net cash provided by (used in) financing activities	98,525	(79,723)

Net increase (decrease) in cash, cash equivalents and restricted cash	6,608	(129,490)
Cash, cash equivalents and restricted cash at beginning of period	46,162	175,652

Cash, cash equivalents and restricted cash at end of period	$52,770	$46,162

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

AS ADJUSTED EBITDA AND FREE CASH FLOW

(In thousands, except share data)

	Three months ended		Year ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Net income (loss)	$12,939	$26,428	$18,107	$(915)
Income tax (benefit) expense	(679)	(2,076)	1,912	481
Interest expense	9,606	8,193	36,072	30,476
Impairment of long-lived assets	417	657	1,538	7,142
Loss on early extinguishment of debt	2,886	—	2,886	4,767
Goodwill and mastheads impairment	—	—	—	27,448
Depreciation and amortization	20,515	19,773	84,791	74,394

Adjusted EBITDA	45,684	52,975	145,306	143,793
Non-cash compensation and other expense	8,906	3,705	25,500	15,021
Integration and reorganization costs	1,768	2,086	15,011	8,903
Net loss (gain) on sale or disposal of assets	80	211	(3,971)	(1,649)

As Adjusted EBITDA	56,438	58,977	181,846	166,068
Interest Paid(1)	(9,384)	(6,917)	(34,414)	(26,983)
Net capital expenditures	(3,610)	(3,884)	(11,639)	(11,090)
Pension payments	(414)	(160)	(2,575)	(1,963)
Cash taxes(2)	(330)	(203)	(1,272)	(52)

Free Cash Flow	$42,700	$47,814	$131,946	$125,980

Basic weighted average shares outstanding	59,921,421	52,876,929	58,013,617	53,010,421
Diluted weighted average shares outstanding	60,124,974	53,094,493	58,398,147	53,010,421

(1)	Average interest paid during 2017 and 2018 for the twelve month period.
(2)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

SAME STORE AND ORGANIC SAME STORE REVENUES

(In thousands)

	Three months ended		Year ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Total revenues from continuing operations	$416,039	$394,431	$1,526,024	$1,342,004
Revenue adjustment for material acquisitions	—	—	—	—

Same Store Revenues	416,039	394,431	1,526,024	1,342,004
Tuck-in Acquisitions(1)	(69,294)	(1,804)	(285,032)	(6,218)
53rd Week Adjustment	—	(19,438)		(19,438)

Organic Same Store Revenues(2),(3)	$346,745	$373,189	$1,240,992	$1,316,348

(1)	Tuck-in acquisitions are adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.
(2)

Revenue recognized during the three and twelve months ended December 30, 2018 was impacted by $1,642 and $6,022 respectively as a result of applying ASC Topic 606. For comparison purposes to the prior year quarter and prior year, removing the impact of the revenue recognized from ASC Topic 606 would have resulted in an Organic Same Store Revenues declines of 6.6% for the quarter and 5.3% for the year.

(3)

Revenue recognized during the three months ended December 30, 2018 was negatively impacted by ($2,300) as a result of Natural Disasters. For comparison purposes to the prior year quarter, removing the impact of Natural Disasters would have resulted in an Organic Same Store Revenues decline of 6.0%.